r77c.txt



Shareholder Meeting Results:


A special meeting of shareholders of the PIMCO Emerging Multi-Asset Fund, PIMCO EqS Emerging Markets Fund and PIMCO EqS Pathfinder Fund (the "Funds"), each a series of the Trust, was held on October 24, 2011 at 10:00 a.m., Pacific time, at 800 Newport Center Drive, 6th Floor, Newport Beach, California 92660, pursuant to notice duly given to shareholders of the Funds contained in the definitive proxy statement filed with the Securities and Exchange Commission on September 20, 2011 (the "Meeting"). At the Meeting, shareholders were asked to provide voting instructions to elect three Trustees to the Board of Trustees. The results of the shareholder vote were as follows:


							Withheld
				Affirmative		Authority 	Total
------------------------------	----------------	--------------	----------------
Election of Allan B. Hubbard	231,108,262.5936 	3,897,163.1424 	235,005,625.7360
Election of Neel T. Kashkari	230,924,170.2715 	4,081,255.4645 	235,005,625.7360
Election of Peter B. McCarthy	231,451,774.9713 	3,553,650.7647 	235,005,625.7360


The other members of the Board of Trustees at the time of the Meeting,
E. Philip Cannon, Vern O. Curtis and Brent R. Harris, continued to serve as Trustees.